Exhibit 99.1

Hercules Offshore Announces Management Changes

HOUSTON, November 2, 2006—Hercules Offshore, Inc. (Nasdaq: HERO) announced today key changes within the Company’s senior management team.

Mr. Don P. Rodney has been appointed President of Hercules International Holdings, Ltd., a wholly-owned subsidiary of Hercules Offshore, Inc. In his new role, Mr. Rodney will oversee the Company’s international operations. Mr. Rodney joined Hercules Drilling Co., LLC, also a wholly-owned subsidiary of Hercules Offshore, Inc., as Vice President, Finance, in July 2004. Mr. Rodney has some 30 years of experience in financial management with inland and offshore drilling firms. He served as Chief Financial Officer for Hercules Offshore Drilling Co. from October 2003 to June 2004. Prior to joining Hercules Offshore, Mr. Rodney was Treasurer of The Offshore Drilling Co. (TODCO). He also worked for R&B Falcon Drilling USA, Inc., and Atlantic Pacific Marine Corp.

Mr. Stephen M. Butz has been appointed Vice President and Treasurer of Hercules Offshore, Inc. Mr. Butz joined Hercules in April 2005 as the Company’s Director of Corporate Development. Prior to joining Hercules, Mr. Butz served as a consultant to both Noble Corporation and Hercules. From 1996 to 2004, Mr. Butz was employed as an equity research analyst at various investment banks including Deutsche Bank and Jefferies & Company. From 1993 to 1995, Mr. Butz held positions in the commercial banking industry in corporate lending and credit.

Mr. Thomas E. Hord, Vice President, Operations and Chief Operating Officer of Hercules Drilling Company, LLC, a wholly owned subsidiary of the Company, retired effective October 31, 2006. Mr. Hord joined Hercules in August 2004 and was responsible for the drilling division’s daily operations, including rig refurbishment activities.

Randy Stilley, CEO of Hercules Offshore, commented, “Tom’s contributions to Hercules since he joined the Company in August 2004 and indeed to the industry in his 35 years of service, have been significant. Tom played a vital role in our growth and we wish him all the best in retirement.”

Headquartered in Houston, Hercules Offshore, Inc. owns a fleet of nine jackup drilling rigs and 51 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

SOURCE Hercules Offshore, Inc.

/CONTACT:

Stephen M. Butz, Vice President and Treasurer of Hercules Offshore, Inc.,

+1-713-979-9832